Exhibit 3.12
SECOND AMENDMENT TO
OPERATING AGREEMENT
OF
CARROLS LLC
THIS SECOND AMENDMENT OF THE OPERATING AGREEMENT (the “Second Amendment”) of CARROLS LLC (the “Company”), by Carrols Corporation (the “Member”) dated as of August 4, 2011 is intended to amend the Operating Agreement of Carrols LLC, dated as of May 28, 2008 (the “Agreement”), as amended by the First Amendment to Operating Agreement of Carrols LLC, dated as of June 19, 2008 (the “First Amendment” and together with the Agreement, the “Operating Agreement”) as follows:
Section 6.1 of the Operating Agreement entitled "Management" is hereby deleted and replaced with the following:
6.1 Management
6.1.1.The day-to-day business, operations and affairs of the Company shall be managed and all its powers and authority shall be exercised by the Member. The Member shall have the power and authority to delegate authority and, in its sole discretion, may determine from time to time to appoint one or more individuals who shall be termed officers of the Company. Each officer shall hold his or her respective office at the pleasure of the Member, in its sole discretion. An officer need not be a Member of the Company and any number of offices may be held by the same person. The officers of the Company shall be a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer, and any number of Vice Presidents. The Company may also have, at the sole discretion of the Member, such other officers as may be designated from time to time by the Member.

6.1.2.The officers shall be appointed by the Member, in its sole discretion. Each officer, including an officer elected to fill a vacancy, shall hold office until his or her successor is elected, except as otherwise provided by the Act, unless earlier removed pursuant to this Section 6.1.2. Any officer may be removed, with or without cause, at any time by the Member, in its sole discretion, except as otherwise provided in this Operating Agreement.

6.1.3.The Chief Executive Officer shall preside at all meetings of the Member, and shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Chief Executive Officer of a Delaware corporation and shall have such further powers and perform such further duties as may be prescribed for him or her by the Member, in its sole discretion.

6.1.4.The President shall have all of the powers and perform all such duties which are ordinarily inherent in the office of President of a Delaware corporation and shall have all such further powers and perform such further duties as may from time to time be assigned to him or her by the Member, in its sole discretion.

6.1.5.The Chief Operating Officer shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Chief Operating Officer of a Delaware corporation and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Member, in its sole discretion.

6.1.6.The Chief Financial Officer shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Chief Financial Officer of a Delaware corporation and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Member, in its sole discretion.

6.1.7.Each of the Vice Presidents shall be given such titles and designations and shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Vice President of a Delaware corporation and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Member, in its sole discretion.

6.1.8.The Secretary shall keep or cause to be kept at the principal executive office of the Company, or such other place as the Chief Executive Officer may order, a book of minutes of all proceedings of the Members, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present and the number of votes present or represented at Members' meetings. The Secretary or an assistant secretary, or, if they are absent or unable or refuse to act, any other officer of the Company, shall give or cause to be given notice of all the meetings of the Member required by this Agreement or by law to be given, and he or she shall keep the seal of the Company, if any, in safe custody and shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Secretary of a Delaware corporation and shall have such other powers and perform such other duties as may be prescribed by the Member, in its sole discretion.

6.1.9.The Treasurer shall be the chief financial officer of the Company and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. The Treasurer shall keep or cause to be kept at the principal executive office a record of Members showing the names of the Members and their addresses and their respective Membership Interest from time to time. He or she shall receive and deposit all monies and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the appropriate officers of the Company may from time to time determine, shall render to the President, whenever requested, an account of all his or her transactions as Treasurer and of the financial condition of the Company, and shall have all of the powers and perform all such duties which are ordinarily inherent in the office of Treasurer of a Delaware corporation and perform such other duties as the Member, in its sole discretion, may prescribe.

Except as specifically amended herein, the Operating Agreement remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Member, intending to be legally bound hereby, has executed this Second Amendment as of the date first above written.

CARROLS CORPORATION

By:	/s/ Joseph A. Zirkman
Name: Joseph A. Zirkman
Title: Vice President, General Counsel and Secretary

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